Exhibit 10.6

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 31 day of October 2013, by and between Win Global Markets Inc. (Israel) Ltd. of 6 Koifman St., Tel Aviv 68012, Israel (the “Company”), and Mr. Shimon Citron, Israeli I.D. number 53553459, of Ovadia 4A, Ramat Gan, Israel (the “Employee”). Each of the Company and the Employee may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, The Company wishes to employ the Employee and the Employee wishes to be employed by the Company, under to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, the Parties agree as follows:

1.             Employment

1.1          The Company agrees to employ the Employee and the Employee agrees to be employed by the Company on the terms and conditions set out in this Agreement. The Employee shall serve in the position described in Exhibit A attached hereto. The Employee’s duties shall include, but shall not be limited to, the actions, responsibilities and authorities set forth in Exhibit A attached hereto.

1.2          The Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons acting in the same position as the Employee. The Employee shall comply with the Company’s policies, procedures and directives, as may be updated from time to time. The Employee shall be subordinated and shall report to the Company’s board of directors.

1.3         Excluding periods of vacation and sick leave to which the Employee is entitled or required, the Employee agrees to devote his/her full working time and attention to the business and affairs of the Company and its subsidiaries. During the term of this Agreement, the Employee shall not engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, including during after work hours, on weekends, or during vacation time, without the prior written consent of the Company.

1.4         This Agreement is a personal agreement governing the employment relationship between the Parties hereto. This Agreement and the employment relationships hereunder shall not be subject to any general or special collective employment agreement relating to employees in any trade or position that is the same or similar to the Employee’s position, unless specifically provided herein.

1.5          Since the Employee’s position, duties and responsibilities hereunder are in the nature of management duties that demand a special degree of personal loyalty and/or in the nature which does not enable the Company to supervise the Employee’s work and rest hours, the provisions of the Law of Work Hours and Rest 5711 – 1951 shall not apply to the terms of Employee’s employment hereunder. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The Employee shall not be entitled to additional compensation from the Company for working additional hours or working on rest days, as required by the Company.

2.             Representations and Warranties of the Employee

The Employee represents and undertakes all of the following:

2.1          There are no other undertakings or agreements preventing him/her from committing himself/herself in accordance with this Agreement and performing his/her obligations under it.

2.2          To the best of the Employee’s knowledge, the Employee is not currently, nor will he/she by entering into this Agreement be deemed to be, violating any rights of his/her former employer and/or in breach of any of his/her obligations towards his/her former employer.

2.3          The Employee shall inform the Company, immediately upon becoming aware of, on every matter in which he/she or his/her immediate family has a personal interest and which might create a conflict of interests with his/her duties under the employment hereunder.

2.4          In carrying out the duties under this Agreement, the Employee shall not make any representations or give any guarantees on behalf of the Company, except as expressly and in advance authorized to do so.

2.5          The Employee acknowledges and agrees that from time to time he/she may be required by the Company to travel and stay abroad as part of his/her duties towards the Company.

2.6          The Employee shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his/her employment. In the event the Employee breaches this undertaking, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-off the value thereof from any sums due to the Employee.

2.7          The Employee undertakes to use the Company’s equipment and facilities only for the purpose of his/her employment. The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, Internet usage and inspections of their content, for the Company’s relevant needs. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property. It is further agreed that the Employee’s e-mail box shall be “professional box” designated for use solely for his/her work and not for personal purposes. The Employee acknowledges that the Company may inspect such e-mail box and agrees that such inspection shall not be deemed a violation of the Employee’s privacy and/or other rights.

3.             Salary

3.1          In consideration for the employment of the Employee with the Company, the Company shall pay the Employee a gross monthly salary as set forth in Exhibit A (the “Salary”). It is agreed that the Salary is comprised of a base compensation and of a global monthly payment payable for overtime working hours (the “Overtime Global Compensation”), as set forth in Exhibit A’. The Salary shall serve as the basis for deductions and contributions of social benefits to which Employee shall be entitled. The Salary shall be payable monthly in arrears, no later than the 9th day of each month. The Company shall deduct from the Salary all the deductions as required under the law. The Company shall be entitled to deduct from any and/or all payments to which the Employee shall be entitled from the Company, any and/or all amounts to which the Company shall be entitled from the Employee.

3.2         The Parties confirm that the Employee’s position may require overtime work and work at irregular hours. It is agreed that the Overtime Global Compensation shall be payable to the Employee on account of up to the number of overtime working hours as specified in Exhibit A (the “Overtime Quota”), and this regardless of the number of overtime hours actually worked. It is hereby agreed that the Overtime Global Compensation is the full and complete compensation to which the Employee is entitled and/or will be entitled for overtime work and/or work at irregular hours up to the Overtime Quota. The Employee shall not be permitted to work overtime beyond the Overtime Quota unless the direct superior of the Employee shall approve it in advance.

4.             Employees Benefits

During the term of this Agreement, the Employee shall be entitled to the following benefits:

4.1           Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A (the “Annual Vacation Quota”), to be taken at times subject to the approval of the Company. The Employee may not accrue vacation days in a number exceeding the number of vacation days included in the Annual Vacation Quota.

4.2           Sick Leave; Convalescence Pay. The Employee shall be entitled to paid sick leave, pursuant to the Sick Pay Law 5736 – 1976, in a number per year as set forth in Exhibit A (with unused sick leave days to be accumulated up to the limit set pursuant to applicable law). The Employee shall be entitled to Convalescence Pay (“Dmei Havra’a”) pursuant to applicable law.

4.3           Social Benefits.

a.            Manager’s Insurance. Commencing as of the “Commencement Date” of the “Managers Insurance” set forth in Exhibit A, the Company shall insure the Employee under an accepted “Manager’s Insurance Scheme” (the “Managers Insurance Scheme”), as follows:

(i)          the Company shall pay towards compensatory payments for the Employee’s benefit, an amount equal to 5% of the Salary. The Company shall deduct from the Salary an amount equal to 5% of the Salary and pay such amount, on behalf of the Employee, towards compensatory payments for the Employee’s benefit (and by signing this Agreement, the Employee gives his/her consent for such deduction);

(ii)         the Company shall pay an amount equal to 81/3% of Salary for severance compensation; and

(iii)        the Company shall pay towards disability insurance an amount equal to the lesser of the following alternatives: (1) 2.5% of the Salary, or (2) the sum which shall provide for a disability allowance equal to seventy five percent (75%) of the Salary.

On the date of this Agreement, the Company and the Employee are executing a Severance Pay Addendum pursuant to section 14 of the Severance Pay Law 5723 – 1963 in the form attached as Exhibit B to this Agreement.

b.             Continuing Education Fund. Commencing as of the “Commencement Date” of the “Education Fund” set forth in Exhibit A, the Company shall contribute toward a continuing education fund (the “Education Fund”) a sum equal to 7.5% of the Salary, provided that the Employee contributes to such Continuing Education Fund an additional sum equal to 2.5% of the Salary. Use of the funds in the Education Fund shall be in accordance with its by-laws.

c.             it is agreed that the Employee shall bear all the tax imposed under any applicable law with respect to any payment made toward the Managers Insurance Scheme and/or Education Fund which exceeds the maximum amount exempt from tax payment under applicable laws.

4.4           Options. The parent company of the Company, Win Global Markets, Inc. (the “Parent Company”), shall grant to the Employee options to purchase shares of the Parent Company (the “Options”), as shall be resolved by the board of the directors of the Parent Company.

4.5           Other Benefits. The Employee shall be entitled to additional benefits as and to the extent set forth in Exhibit A.

4.6           Expenses Reimbursement. The Company will reimburse the Employee for reasonable expenses borne by the Employee during the discharge of his/her duties hereunder, against valid invoices thereof furnished by the Employee to the Company, all in accordance with the Company’s policy as amended from time to time.

4.7          Any benefit provided by the Company to the Employee under this section 4 and under Exhibit A, shall not be considered as part of the Employee’s salary for purposes of calculating the Employee’s social and other benefits, such as severance payments, redemption of unused vacation days etc., and such social and other benefits shall be calculated only out of the Salary.

4.8          The Company shall withhold, or charge the Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to the Employee in connection with the Employee’s employment with the Company.

4.9          The Employee acknowledges that apart from the benefits provided for hereunder and in Exhibit A, the Employee shall not be entitled to any additional benefits and/or payments unless the Parties shall agree otherwise.

5.              Term and Termination

5.1          This Agreement shall be in effect for an undefined period of time commencing on the date set forth in Exhibit A (the “Commencement Date”), and shall continue until it is terminated pursuant to the terms set forth herein (the “Term”).

5.2          Either Party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason, by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to the Employee and to pay the Employee an amount equal to the Salary the Employee is entitled to receive under this Agreement that would have been paid to the Employee during the Notice Period, in lieu of such prior notice. In the event that the Employee shall terminate this Agreement with immediate effect or upon shorter notice than the Notice Period and/or shall not continue working during all the Notice Period, then: (i) the Employee shall not be entitled to receive the Salary and/or any other benefit for the part of the Notice Period during which the Employee did not work for the Company; and (ii) the Employee shall be obligated to pay the Company an amount equal to the Salary that would have been payable to the Employee by the Company for the part of the Notice Period during which the Employee did not work for the Company (and the Company may deduct such amount from any payment due to the Employee by the Company).

5.3          During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall continue discharging and performing all of his/her duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities.

5.4          Notwithstanding, the Company may immediately terminate the employment relationship for Cause, without paying the Employee any payment with respect to the term commencing following such termination, and such termination shall be effective as of the time of notice of the same. “Cause” means (a) a material breach of this Agreement (including its Exhibits) by the Employee which has not been rectified within 7 days from a written notice by the Company; (b) the Employee’s engagement in willful misconduct or acting in bad faith with respect to the Company, (c) the Employee’s conviction of a felony involving moral turpitude; or (d) any cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law.

5.5          Following the termination and/or expiration of the Term, the Employee shall return to the Company all documents, professional literature and equipment belonging to the Company, which may be in his/her possession at such time.

6.             Proprietary Information; Assignment of Inventions and Non-Competition

6.1          On the date of this Agreement, the Employee executes the Non-Disclosure, Non-Competition and Proprietary Information Undertaking attached as Exhibit C hereto. Without derogating from the provisions of Exhibit C, the Employee undertakes to keep all the terms and conditions of this Agreement in strict confidence.

6.2          Due to the nature of the Company’s business in Binary Option Trading, the Employee may be exposed to sensitive and/or confidential financial materials. The Employee understands and undertakes that he/she will not wrongfully or illegally use, in any manner or form, any such financial information for personal gain, whether directly or indirectly or through any proxy or family member.

6.3          The Employee acknowledges that, due to the nature of the Company’s business in Binary Option Trading, the Company may require that the Employee shall undergo a polygraph test and/or security checks, as provided in Exhibit D hereto. The Employee agrees to undergo such polygraph test and/or security checks and agrees that any refusal to undergo these test/checks shall be considered as a material breach of the Agreement by the Employee.

7.             Miscellaneous

8.1           Law and Venue. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws thereof. The competent courts of the city of Tel Aviv-Jaffa, Israel shall have exclusive jurisdiction to settle all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

8.2           Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.3           Non-Waiver. The waiver, express or implied, by either Party hereto of any rights hereunder or of any failure to perform or of a breach hereof by the other Party hereto shall not constitute or be deemed a waiver of any other right hereunder or any other failure to perform or a breach hereof by the other Party hereto, whether of a similar or dissimilar nature.

8.4           Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement, written or oral, including the terms of any negotiations in connection with or relating to this Agreement.

8.5           Modification of Agreement. No addition or modification of this Agreement shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the Parties hereto.

8.6           Notice. Any notices to be given hereunder shall be served on a Party by prepaid registered letter, facsimile or telegram to its address given herein or such other address as may from time to time be notified for this purpose. Any notice given by letter shall be deemed to have been served four days after the time at which it was posted and any notice given by facsimile or telegram shall be deemed to have been served 24 hours after it is dispatched.

8.7           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8.8           Notice to Employee. For the purpose of delivering a notice with respect to the employment terms pursuant to the Law of Notice to Employee (Employment Terms), 5762 – 2002, this Agreement shall be considered as complying with the requirements under such Law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Win Global Markets Inc. (Israel) Ltd.		The Employee

By:	RON LUBASH

Title:	DIRECTOR

Exhibit A

To the Personal Employment Agreement by and between the Company and the Employee

1.	Name: Shimon Citron

2.	Position: Chief Executive Officer

3.	Commencement Date: October 1, 2013

4.	Scope of Employment: Full time position

5.	Salary: Base Compensation: NIS20,000 Overtime Global Payment: NIS10,000

Number of overtime working hours (Overtime Quota) per month: 40

6.	Annual Vacation Per Year: 20 days.

7.	Sick Leave Per Year: Pursuant to applicable law.

8.	Managers Insurance: Immediately commencing as of the Commencement Date of the Agreement.

9.	Education Fund: Immediately commencing as of the Commencement Date of the Agreement.

10.	Travel Expenses: In accordance with the law.

12.	Notice Period: 90 days.

Exhibit B

Severance Pay Addendum

This Addendum (the “Addendum”) to the Employment Agreement (the “Employment Agreement”) dated October  __, 2013, between Win Global Markets Inc. (Israel) Ltd. of 6 Koifman St., Tel Aviv 68012, Israel (the “Company”), and Mr. Shimon Citron, Israeli I.D. number _____, of _____, Israel (the “Employee”), is made as of the __ day of  October 2013. Each of the Company and the Employee may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS the Parties entered into the Employment Agreement, and WHEREAS the Parties wish to adopt the general approval regarding employers’ payments to a pension fund and to insurance fund in lieu of severance pay, as provided below; NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1.            All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Employment Agreement.

2.            The Employee agrees that the payments specified in section 4.3.a to the Employment Agreement shall be made in lieu of the severance pay due to the Employee from the Company under the Severance Pay Law, 1963, in respect of the salary from which the said payments were made and for the period they were paid, and are paid to him/her in accordance with “the general approval regarding employers’ payments to a pension fund and to insurance fund in lieu of severance pay” a copy of which is attached to this Addendum.

3.            The Company hereby forfeits, in advance, any right it may have in the reimbursement of the sums paid by the Company for the Employee’s Managers Insurance and/or Pension Fund as provided in section 4.3.a to the Employment Agreement, unless the Employee’s right to severance pay has been denied in accordance with a ruling under sections 16 or 17 to the Severance Pay Law, 1963, and to the extent denied, or if the Employee has withdrawn sums (payments) from the pension fund or the managers insurance fund not by reason of an Entitling Event. For the purposes of this clause, an “Entitling Event” means death, disability or retirement at the age of sixty or above.

4.            Where the stipulations and terms of this Addendum are in contradiction with the terms or stipulations of the Employment Agreement, the terms and stipulations of this Addendum will prevail.

5.            Except as set forth in this Addendum, nothing herein shall be construed as amending or derogating from the terms and conditions of the Employment Agreement which will remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed as of the date hereof.

Win Global Markets Inc. (Israel) Ltd.		The Employee

By:	RON LUBASH

Title:	DIRECTOR

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)          The Employer’s Payments -

(a)          To the Pension Fund are not less than 141/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)          To the Insurance Fund are not less than one of the following:

(2)          131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 21/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(3)          11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(4)          No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -

(a)          The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)          The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(5)          This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

Exhibit C

NON-DISCLOSURE, NON-COMPETITION AND PROPRIETARY INFORMATION UNDERTAKING

THIS NON-DISCLOSURE, NON-COMPETITION AND PROPRIETARY INFORMATION UNDERTAKING (the “Undertaking”) is entered into this _____ day of _____ by Mr. Shimon Citron of _______ (the “Employee”) effective as of the Commencement Date of the Employee’s employment (as set forth in his/her Employment Agreement to which this Undertaking is attached).

WHEREAS, the Employee and Win Global Markets Inc. (Israel) Ltd. are entering an Employment Agreement to which this Undertaking is attached (the “Employment Agreement”);

NOW, THEREFORE, the Employee represents, undertakes and warrants towards Win Global Markets Inc. (Israel) Ltd. and any subsidiary, affiliate and parent company thereof (referred to herein collectively as the “Company”) as follows:

1.             Non - Disclosure

1.1           The Employee acknowledges that the Employee has had and is expected to have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). The Confidential Information shall not include information generally available to the public not as a result of a breach of this Undertaking by the Employee.

1.2           By way of illustration, such Confidential Information shall include, without limitation, (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know- how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, customers’ data, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company and any other information, however documented of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; (iv) any third parties’ information to be received by the Company or by the Employee during his/her employment with the Company; and (v) the terms and conditions of the Employment Agreement.

1.3           The Employee further recognizes and acknowledges that: (a) the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information; and (b) such Confidential Information is a valuable and unique asset of the Company’s business and affairs, and (c) its unauthorized use or disclosure would cause the Company substantial loss and damages. Accordingly, the Employee undertakes and agrees that he/she will keep in strict confidence and trust, shall safeguard, and shall not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, and that he/she will not make use of any such Confidential Information for his/her own purposes or for the benefit of any other person or organization. The obligations set forth in this section are perpetual, and shall apply both during and after the termination of the Employment Agreement, for any reason.

1.4           Upon termination of his/her employment with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his/her work with the Company.

2.             Ownership of Property and Rights

2.1           The Employee confirms that all Confidential Information is, will be and shall remain the exclusive property of the Company. All business records, papers and documents however documented, kept or made by the Employee relating to the business and affairs of the Company (including documents prepared prior to the Company’s incorporation) (the “Proprietary Information”) shall be and remain the property of the Company. Upon termination of his/her employment with the Company, the Employee shall promptly deliver to the Company all Proprietary Information and, without limitation, all copies of materials relating to the business and affairs of the Company and not previously made available to the public, without retaining any copies thereof. The obligations set forth in this subsection shall survive the termination of the Employment Agreement.

2.2           The Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulas, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company which relate to the Company’s business, technology, products, know-how, intellectual property rights and/or Confidential Information (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention thereof as applicable.

2.3           Without derogating from any of the provisions of this Undertaking, the Employee agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including Moral Rights (as defined below), in connection with such Inventions. The Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefore, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. The Employee also hereby forever waives and agrees never to assert any and all Moral Rights (as defined below) the Employee may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.4           The Employee further agrees to perform, during and after his/her employment with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Employee’s agents and attorneys-in-fact to act for and on the Employee’s behalf and instead of the Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee.

2.5           The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the Employment Agreement. Without limitation of the foregoing, the Employee irrevocably confirms that the consideration explicitly set forth in the Employment Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

3.             No Competition and Non-Solicitation

3.1           The Employee acknowledges that in light of the Employee’s position with the Company and in view of the Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 3 are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by the Employee as a condition to the employment of the Employee by the Company.

3.2           The Employee confirms that the Employee has carefully reviewed the provisions of this Section 3, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Employee of entering into this Undertaking and, specifically, Section 3 hereof. In light of the above provisions, the Employee undertakes that during the term of his/her employment with the Company and for a period of twelve (12) months thereafter:

3.2.1        The Employee shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets. The Employee confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes directly with the business of the Company as conducted during the term of his/her employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

3.2.2        The Employee shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee or consultant of the Company or induce or attempt to induce any such employee or consultant to terminate or reduce the scope of his/her employment and/or engagement with the Company.

3.3          The Employee further undertakes that, for so long as the Employee is employed by the Company and continuing for twelve (12) months after the termination or expiration of such employment, the Employee shall not, directly or indirectly, solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is, or was within the preceding two (2) years, a customer or a supplier of the Company.

4.             General

4.1           The Employee represents that the performance of all the terms of this Undertaking and the Employee’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). The Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing the Employee.

4.2           The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of the Employee’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3           The Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Employee, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4           This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. The Employee agrees that any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts located in the city of Tel-Aviv-Jaffa, Israel.

4.5           If any provision of this Undertaking is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6           The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Employee’s obligations and liabilities under any applicable law.

4.7           This Undertaking constitutes the entire agreement between the Employee and the Company with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.8           This Undertaking, the rights of the Company hereunder, and the obligations of the Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. The Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Printed Name: Shimon Citron	Signature:

Exhibit D

Employee Consent to Polygraph - Test and Security Checks

Date: ____________

WHEREAS, Win Global Markets Inc. (Israel) Ltd. (the “Company”) is in the industry of Binary Option Trading; and

WHEREAS, as a matter of a routine, the employees of the Company work with or come across sensitive information regarding clients’ financials; and

WHEREAS, the Company works in a highly regulated environment that requires it to protect its clients; and

WHEREAS, the Company needs, from time to time, to administer polygraph tests and/or other security checks to its employees, on a need-to-know basis.

Now, Therefore, I, _____________________, understand the preambles section above-written and the Company’s need to administer polygraph tests and/or other security checks from time to time. Accordingly, I hereby voluntarily give my consent to a polygraph (lie detector) test and/or other security checks to be administered if and when the Company decides to do so, in the Company’s sole discretion.

I declare that I have not been coerced in any manner whatsoever to submit to this test/check or to sign this consent form and I understand that I have a legal right to refuse to submit to this test/check as a condition of new or continued employment.

Employee

Witness

21-11-2013

Mr. Shimon Citron

Dear Sirs,

Repayment of Loan

Win Global Markets Inc. (Israel) Ltd. (the “Company”), hereby confirms, approves and acknowledges, as follows:

1.	During 2012, Mr. Shimon Citron (the “Lender”) has lent funds to the Company (the “Loan”). Since the Loan has been provided to the Company while the Company has been in severe financial condition, the Company has agreed to pay the Lender an annual interest of 12% (twelve percent) with respect to the Loan.

2.	As of June 30, 2013, the sum of the Loan together with the accrued interest amount to US$160,420 (One Hundred and Sixty Thousand Four Hundred Twenty United States Dollars). Since the Loan shall be repaid in installments until December 2013 as provided below, the aggregate sum of the Loan and the accrued interest shall amount to US$171,634 (One Hundred and Seventy One Thousand Six Hundred Thirty Four United States Dollars).

3.	In addition, the Company owes Citron Investments Ltd. management fee in the amount of US$11,818 (Eleven Thousand Eight Hundred and Eighteen United States Dollars). The Company shall pay Citron Investments Ltd. such amount by December 2013.

4.	The Company undertakes to repay the Loan to the Lender in 6 (six) installments, as follows:

	4.1	On July 2013, the Company shall repay to the Lender the amount of US$40,000 (Forty Thousand United States Dollars);

	4.2	On August 2013, the Company shall repay to the Lender the amount of US$40,000 (Forty Thousand United States Dollars);

	4.3	On September 2013, the Company shall repay to the Lender the amount of US$25,000 (Twenty Five Thousand United States Dollars);

	4.4	On October 2013, the Company shall repay to the Lender the amount of US$25,000 (Twenty Five Thousand United States Dollars);

	4.5	On November 2013, the Company shall repay to the Lender the amount of US$25,000 (Twenty Five Thousand United States Dollars);

	4.6	On December 2013, the Company shall repay to the Lender the amount of US$16,634 (Sixteen Thousand Six Hundred Thirty Four United States Dollars).

In witness hereof, the Company has executed this letter as of the date first written above.

Win Global Markets Inc. (Israel) Ltd.

Acknowledgment

I hereby acknowledge and agree to the foregoing.

Shimon Citron

________, 2013

Mr. Shimon Citron

Dear Sirs,

Repayment of Loan

Win Global Markets Inc. (the “Company”), hereby confirms, approves and acknowledges, as follows:

1.	During 2012, Mr. Shimon Citron (the “Lender”) has lent funds to the Company (the “Loan”).

2.	As of June 30, 2013, the aggregate amount owed to the Lender by the Company on account of the Loan is US$180,000 (One Hundred and Eighty Thousand United States Dollars).

3.	The Company undertakes to repay the Loan to the Lender in 6 (six) installments, as follows:

	3.1	On July, 2013, the Company shall repay to the Lender the amount of US$40,000 (Forty Thousand United States Dollars);

	3.2	On August, 2013, the Company shall repay to the Lender the amount of US$40,000 (Thirty Thousand United States Dollars);

	3.3	On September, 2013, the Company shall repay to the Lender the amount of US$25,000 (Thirty Thousand United States Dollars);

	3.4	On October, 2013, the Company shall repay to the Lender the amount of US$25,000 (Thirty Thousand United States Dollars);

	3.5	On November, 2013, the Company shall repay to the Lender the amount of US$25,000 (Thirty Thousand United States Dollars);

	3.6	On December, 2013, the Company shall repay to the Lender the amount of US$25,000 (Twenty Thousand United States Dollars).

In witness hereof, the Company has executed this letter as of the date first written above.

Win Global Markets Inc.

Acknowledgment

I hereby acknowledge and agree to the foregoing.

Shimon Citron

ADDENDUM

This Second Addendum (the “Second Addendum”) to the Consulting Agreement dated September 23, 2008 (the “Agreement”), by and between WIN GLOBAL MARKETS INCORPORATED, a corporation incorporated under the laws of the State of Nevada with its offices located at 103 Foulk Rd., Wilmington, DE 19803, USA (the “Company”) and Citron Investments Ltd., an Israeli Private Company Number 512083270, having its principal place of business at 4 Ovadia Street, Ramat Gan 52245, Israel (“Consultant”), is made as of the [__] day of July, 2013.

WHEREAS the Company and the Consultant, who entered into the Agreement, wish to amend the Agreement under the terms as provided herein; NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

2.	The parties agree that, notwithstanding section 2.1 to the Agreement, effective as of January 1, 2013 (the “Effective Date”), the Monthly Fee shall be raised to Twenty Thousand United States Dollars (US$20,000).

3.	The parties also agree that effective as of the Effective Date, the Company shall reimburse the Consultant for: (i) car expenses in the amount of Four Thousand New Israeli Shekels (NIS4,000) per month; and (ii) communication expenses (i.e., expenses associated with the use of mobile phone and internet line).

4.	The parties acknowledge that as of June 30, 2013, the Company owes the Consultant: (i) the amount of Twenty Thousand United States Dollars (US$20,000) on account of the Monthly Fee; and (ii) Fifteen Thousand United States Dollars (US$15,000) on account of expenses reimbursement (NIS24,000 on account of Car expenses plus NIS29,500 on account of communication expenses). The Company undertakes to pay the Consultant such amounts (US$35,000) within sixty (60) days from the date of this Second Addendum.

5.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum through their duly authorized signatories as of the date set forth above.

WIN GLOBAL MARKETS INCORPORATED.	Citron Investments Ltd.
By:	By:
Its:	Its: